Exhibit 10.4

SALE PURCHASE AGREEMENT

BETWEEN

CHC Leasing (Ireland) Limited

AND

EUROCOPTER

FOR THE SUPPLY OF

TWENTY (20) FIR

M EC 225 HELICOPTERS AND FOUR (4) OPTIONAL EC225

HELICOPTERS

WITH RELATED SERVICES

SUMMARY

ANNEXES
ANNEX 1 - HELICOPTER CONFIGURATION

ANNEX 2 - DELIVERIES

ANNEX 3 - CORRESPONDENCE

ANNEX 4 - MARKINGS

ANNEX 5 - CERTIFICATE OF CONFORMITY

ANNEX 6 - ***

ANNEX 7 - ***

ANNEX 8 - STORAGE CONDITIONS

PREAMBLE

THIS AGREEMENT is made on September 13, 2011. BETWEEN:

(1)	CHC LEASING (IRELAND) LIMITED, a company organized and existing under the laws of Ireland, whose registered office is at Earisfort Court, Earlsfort Terrace, Dublin 2, Ireland (hereinafter referred to as “the Buyer”)

(2)	EUROCOPTER, a Société par Actions Simplifiée registered in France, whose Siège Social is at Aéroport International Marseille-Provence, 13725 Marignane Cedex, France (hereinafter referred to as “the Seller”).

Seller and Buyer also referred to as “Party” or “Parties”

RECITALS:

Whereas the Parties have already entered into several agreements and a framework agreement amended from time to time, for the sale and purchase of twenty four (24) EC 225 helicopters with given configuration and a specific set of conditions.

Whereas the Parties are willing to enter into a new multiyear contract for the supply of additional twenty (20) firm Helicopters and several Option Helicopters for delivery from February 2012 through — May 2016 and associated services, under new conditions.

Whereas the Seller has agreed to procure, manufacture and test the helicopters in Marignane (France) and supply the Services in accordance with the provisions of this Contract.

Whereas the Buyer has agreed to purchase the Helicopters on the term and conditions hereof and has agreed to pay the Contract Price to the Seller at the times and in the manner provided in this Contract.

Whereas each of the Buyer and the Seller has agreed to carry out and fulfil all of the other obligations imposed on them respectively under this Contract.

IT IS AGREED:

Definitions: In this Contract (including the Recitals, Annexes and any schedules or appendices), unless the context otherwise requires:

“Acceptance” means:

a.	in respect of any Supplies, the signature of the Acceptance Certificate for that Deliverable by the Buyer; and

b.	in respect of any Services, notice of completion of those Services issued by the Seller, and “Accept” and “Accepted” are to be construed accordingly;

“Acceptance Certificate” means, in respect of any Supplies, the certificate signed on behalf of the Buyer acknowledging that the Deliverable has successfully passed all Acceptance Tests;

“Acceptance Test” means the inspection and/or testing of an EC225 as per Article 7, to ensure that it complies with the Specification of Annex 1;

“Certificate of Conformance” or “Certificate of Conformity” means the product release documentation that certifies the item is manufactured in accordance with the original equipment manufacturer’s specification and any other applicable specifications and standards and in the form as set out in Annex 5 to this Contract; Services shall be subject to Certificate of Completion.

“Coface” means Coface, a limited company whose head office is located at 12, Cours Michelet — La Defense 10 — 92800 Puteaux or any successor or subsidiary therof;

“Contract” means this contract between the Buyer and the Seller and includes all schedules, annexes, appendices and other attachments to this contract;

“Contract Effective Date” or “CED” means the date on which all the conditions subsequent referred to in Article 15 have been satisfied;

“Contract Price” means the aggregate amount payable by the Buyer to the Seller under this Contract for the Deliverables;

“Deliverables” means the Supplies and the Services; and Deliverable means any one of them;

“Delivery Date” means the date or dates on which the respective items comprising the Supplies are put at the Buyer’s disposal subject to the fulfilment of the prerequisites as defined in Article 7.5;

“EC 225” or “Helicopters” means the twenty Eurocopter EC225 helicopters, each in the configuration and according to Technical Specification as described in Annex 1, firmly purchased by the Buyer under this Contract or the Prior Contracts, as applicable;

“Initial Delivery Date” means the date in respect of each Helicopter or Optional Helicopter as set out in Annex 2, as amended from time to time.

“Option Helicopters” means the optional Eurocopter EC225 helicopters each in the configuration and according to Technical Specification as described in Annex 1, that may be purchased by the Buyer under this Contract, in accordance with Article 1.2;

“Prior Contracts” means the three agreements between Heli-One Canada Inc. and the Seller known as Amendment No HLO 25.00, Amendment No HLO 26.00 and Amendment No HLO 29.00, each an amendment to the Contract No 45493/2007 signed on March 1, 2007 and dated December 22, 2010, December 22, 2010 and June 28, 2011, respectively and having as their subject matter Helicopters described as HLO 25, HLO 26 and HLO 29.

“Right of First Refusal Helicopters” or “RFR Helicopters” means the Eurocopter EC225 helicopters each in the configuration and according to Technical Specification as described in Annex 1, that may be purchased by the Buyer under this Contract, in accordance with Article 1.2

“Parts” means sub-components to the Helicopter or Option Helicopter

***;

“Seller Option Price List” means the Seller’s regular list of prices for optional equipment other than those listed in Article 1.3.5.

“Services” means the Training and the Technical Assistance, to be provided by the Seller to the Buyer as per Article 9 and 10 of this Contract;

“Specification” or “Technical Specification” means the specifications for the Contract Deliverables as described in Annex 1;

“Supplies” means the Helicopters, Optional Helicopters, RFR Helicopters and Technical Documentation to be provided by the Seller to the Buyer as listed in Annex 1 and Article 11 of this Contract

“Technical Assistance” means the technical assistance described in Article 10 to be provided by the Seller to the Buyer;

“Technical Documentation” means the technical documentation described in Article 11 to be provided by the Seller to the Buyer. The set of Services Bulletins excludes the service bulletins made for specific kits, optional equipment, retrofit, equipment to be fitted on the Helicopter under Buyer’s modifications;

“Training” means the training courses described in Article 9 which are to be provided by the Seller to the Buyer.

ARTICLE 1 – SCOPE, OPTIONS AND PRICING OF THE CONTRACT

1.1.	SUPPLIES AND SERVICES

The Seller commits to sell and the Buyer commits to buy subject to the provisions of Article 22, the Helicopters, except as specifically agreed upon between the Parties at the time when each Delivery Date is confirmed pursuant to Article 4.3, and subject to price modification pursuant to Article 1.3.6, together with Technical Documentation (described in Article 11), the Technical Assistance (described in Article 10) and Training (described in Article 9).

1.2.	OPTION HELICOPTERS AND RIGHT OF FIRST REFUSAL HELICOPTERS

The Seller hereby grants to the Buyer the right to purchase up to four (4) additional EC 225 helicopters each in the configuration and according to Technical Specification as described in Annex 1 (the “Option Helicopters”) under the following conditions:

Option exercise: for each one of the Option Helicopters, the Buyer will confirm its exercise in writing to the Seller at least eighteen (18) months before the proposed delivery date and then, following such notice, this Contract will be amended accordingly.

•

If written notice is not sent within this time the relevant Option will be considered as not exercised and expired, the Buyer losing the benefit of the deposited funds. For clarity, if notice is provided to the Seller at least eighteen (18) months before the proposed delivery date that the Buyer does not wish to exercise the Option, the deposit funds will be refunded to the Buyer or applied to a future delivery (to be mutually agreed).

•	Configuration: same as described in Annex 1 except as specifically agreed upon between the Parties at the date of each Option exercise.

•	Option cost: the cost of each Option is set at EUR ***

•	Price: unit price of each Option Helicopter will be as indicated in Article 1.3

•	Payment conditions: as per Article 3.2.2

•	Delivery Dates as per Article 4.3

And

The Seller hereby grants to the Buyer a right of first refusal to purchase additional EC 225 helicopters (RFR Helicopters) under the following conditions:

•

The Seller, along the duration of this Contract, if production slots become available (i.e. cancelation from another customer) is obligated to request in writing to the Buyer to exercise a right of first refusal. If the Buyer wants to confirm the Helicopter and its delivery date, the Buyer shall send to the Seller a preliminary written confirmation notice within the following five (5) business days, and then the Parties shall sign the corresponding Purchase Amendment as soon as practical thereafter.

•	If preliminary written notice is not sent back by the Buyer within the following five (5) business days , the right of first refusal will be considered as not exercised and expired,

•	Configuration: same as described in Annex 1 except as specifically agreed upon between the Parties at the date of each RFR exercise.

•	Price: unit price of each Helicopter will be as indicated in Article 1.3

•	Payment conditions: as per Article 3.2.2

Notwithstanding the above, should The Seller have additional helicopters within the Delivery timeframe of this Contract and should The Buyer have some interest in purchasing such additional Option, the same conditions will prevail.

For each Option Helicopter or RFR Helicopter exercised, the buyer may perform a Firm/Option Swap. In this event, the buyer may elect to designate one of the remaining firm deliveries as an Option Helicopter. This delivery would from that point on be treated as an Option Helicopter, with all the rights and obligation of an Option, and not as a Firm Delivery.

In the event the firm delivery helicopter being designated as an Option has a deposit balance in excess of the required Option payment, the excess balance will be transferred to the RFR Helicopter being exercised.

1.3.	PRICES

1.3.1.	Prices

All prices in this Contract are:

(i)	in Euro (EUR) currency.

(ii)	discounted prices, meaning they already reflect Buyer’s special conditions application.

(iii)	inclusive of all charges and taxes, including without limitation VAT, attendant to the manufacture of the Supplies.

(iv)

exclusive of any charges resulting from administrative and legislative regulations in force in the Buyer’s country and of any customs and duty charges, which are the Buyer’s responsibility. For this, the Buyer will produce reasonable proof promptly after signature that the Supplies are exempted from any taxes, duties, levies or charges of any sort due to Buyer’s country regulations and grants that should such taxes, duties, levies or charges become due, they will be paid by the Buyer or reimbursed immediately to the Seller. The Seller shall communicate to the Buyer of any liability for any such charges with sufficient advanced notice to ensure that the Buyer or Seller is able to plan to minimize or avoid such charges, as allowable by law.

In the event that the Contract does not enter into force as per Article 16 within four (4) weeks of the Contract signature date, then the prices set out in Article 1 hereto shall be actualized at the prevailing economic conditions, reckoned from the signature date. The delivery times of the products shall be adjusted to the delivery dates the Seller is then able to offer.

1.3.2.	Prices Modification

Prices refer to the Deliverables explicitly mentioned in this Contract. Any configuration changes and/or additional Deliverables to be provided by the Seller must be previously agreed upon in writing and shall be subject to an amendment to the Contract, setting forth any changes in the price and/or delivery.

In case of change to the configuration of a Helicopter, Option Helicopter or RFR Helicopter requested by the Buyer, the Seller agrees that the price for any additional equipment, other than that listed in Article 1.3.5 of this Contract, added to the Helicopter, Option Helicopter or RFR Helicopter shall be no greater than the Seller’s regular list price for such equipment less a discount of ***% (*** percent).

1.3.3.	Price escalation

For the purposes of Article 3 (Payment), Article 4.3 (Changes in Delivery Schedule), and for the purpose of budgeting the procurement of the Helicopters, the unit Helicopter prices will be based on a 2012 helicopter delivery reference price of *** Euro.

For deliveries of Helicopters in 2013 and subsequent years and in the event of confirmation of the Option Helicopters, the price of such Helicopters would be confirmed by the Seller, ***.

For clarity, the Helicopter prices will be:

Helicopters delivered in year 2012:

*** EUR

Helicopters delivered in year 2013:

*** EUR x (lower of 3% and French Euro Zone Consumer Price Index + 1.5%)

Helicopters delivered in year 2014:

2013 delivery price x (lower of 3% and French Euro ZOne Consumer Price Index + 1.5%)

Helicopters delivered in year 2015:

2014 delivery price x (lower of 3% and French Euro Zone Consumer Price Index + 1.5%)

Helicopters delivered in year 2016:

2015 delivery price x (lower of 3% and French Euro Zone Consumer Price Index + 1.5%)

1.3.4.	Contract Price

	QTY	TOTAL PRICE IN EUR
EC 225 Firm Equipped Helicopters Ex-works Marignane (France)	20	***	M€
As per Technical Configuration in Annex 1
EC 225 Option Helicopters	4	***	M€

Training (as per Article 9)		***
Technical Assistance (as per Article 10)		***
Technical Documentation (as per Article 11)		***
Manufacturer Financing support (as per Article 17 and Annex 6)		***

CONTRACT PRICE (assuming 3% escalation applies) ***		***	M€

1.3.5.	Additional Optional Equipment Pricing

At the Buyer’s request, the Seller shall install on any Helicopter, Optional Helicopter or RFR Helicopter such additional optional equipment as Seller makes available for such helicopters in the ordinary course of its business, including without limitation, any or all of the additional optional equipment listed below at the prices set out. Any other additional optional equipment not listed below shall be priced in accordance with the provisions of Article 1.3.2.

Reference	DESIGNATION	Discounted Unit Price 2012
05-42021-00-RP2	Air conditioning system - Removable Parts 2 (cockpit power unit)	***	€
05-50001-00-CI	Installation for flight in icing conditions	***	€
05-81004-00-RP	Additional Energy Absorbing pod fuel tanks - Removable parts	***	€
07-60009-00-RP	Luggage compartment in pod – Removable parts	***	€
06-27013-00-RP	Cargo sling with dynamometer 3,8 Tons - Removable parts	***	€

Reference	DESIGNATION	Discounted Unit Price 2012
06-26006-00-RP	External mirrors - Removable parts	***	€
06-21015-00-RP	Goodrich 28V electrical hoist (290ft, 6001b) - Removable parts	***	€
08-44052-01-CI	Dual FMS and Dual GPS installation	***	€
08-10016-00-CI	Collins - HF9X00 HF/SSB	***	€

The Buyer shall notify to the Seller its wish to install any additional optional equipment on a Helicopter, Option Helicopter or RFR Helicopter no later than eighteen (18) months prior to the Initial Delivery Date for such Helicopter, Option Helicopter or RFR Helicopter as set out in Annex 2.

Even if the Buyer has selected not to install any additional optional equipment, each Helicopter, Option Helicopter or RFR Helicopter shall be delivered with all necessary documentation in order to install the following Optional Equipments: Cargo sling, Hoist, Additional Energy Absorbing pod fuel tanks, luggage compartment in pod.

1.3.6.	Additional Services Pricing

At the Buyer’s request, the Seller shall provide additional services associated with the delivery of any Helicopter, Option Helicopter or RFR Helicopter in order to prepare for shipment or ferry the Helicopter, Option Helicopter or RFR Helicopter to the location specified by the Buyer.

Reference	DESIGNATION	Unit Price 2012
FF	Ferry flight to Stavenger or Aberdeen by Seller’s crew	***	€
PACK	Preparation and packaging for air or sea freight	***	€

Specific ferry to other destinations or arrangements for transportation can be quoted upon request by the Buyer.

All prices referred in 1.3.5 and 1.3.6 are for deliveries made in 2012. Prices for additional optional equipment or services in connection with deliveries in subsequent years shall be escalated following the same rules as defined in 1.3.3.

ARTICLE 2 – EXPORT/IMPORT AUTHORIZATION

All Deliverables may be subject to export laws and regulations including French regulations and foreign government regulations, and the Parties acknowledge that deviation from such regulations is prohibited.

The Seller will perform all necessary and appropriate procedures for obtaining official licenses (export licenses) for the Supplies. The Buyer agrees to provide any assistance or documentation or certificate requested by the Seller to obtain the necessary licenses or to ensure compliance with applicable regulations.

The Seller shall not be liable for any damages or losses, whether direct or indirect, incurred by the Buyer if any of such necessary licenses are not granted or are granted with delay or if a license that has been granted is revoked. The Buyer shall have no obligation to purchase any Helicopter, Option Helicopter or RFR Helicopter for which the necessary licence has not been issued or has been revoked prior to delivery and shall not be liable for any damages or losses, whether direct or indirect, incurred by the Seller as a result thereof.

The Buyer shall obtain in due time any import license required in its country for the Supplies.

In case governmental regulations do not authorize the Buyer to operate any of the Helicopters or Optional Helicopters in its intended areas, this will not be considered as default from the Seller and neither will it be a ground for terminating the Contract in part or in whole.

ARTICLE 3 – PAYMENT TERMS

3.1.	GENERAL

All payments to the Seller will be done through bank transfer to the following bank account:

BANQUE NATEXIS

408 Avenue du Prado

13295 - MARSEILLE CEDER 08

Account name: ***

IBAN: ***

SWIFT code: BANQUE NATIXIS NATXFRPPXXX

Notwithstanding the provisions of Article 16, all down-payment and progress payments will not be refundable.

3.2.	PAYMENTS

3.2.1.	For the Helicopters:

Down payment

On the 28th day of September, 2011 the Buyer shall pay to the Seller as an initial down-payment the sum of EUR *** (being EUR*** per Helicopter less EUR*** per each of the Helicopters that are the subject of the Prior Contracts)), against presentation by the Seller of a Proforma invoice for the corresponding amounts.

Progress payments

Twenty Four (24) months prior to the Delivery Date of each Helicopter, the Buyer shall pay a progress payment of *** (***%) of the price of each Helicopter as defined in Article 1.3 less EUR*** per Helicopter against presentation by the Seller of a Proforma invoice for the corresponding amount.

Eighteen (18) months prior to the Delivery Date of each Helicopter, the Buyer shall pay a further progress payment of *** (***%) of the price of each Helicopter as defined in Article 1.3 against presentation by the Seller of a Proforma invoice for the corresponding amount.

Nine (9) months prior to the Delivery Date of each Helicopter, the Buyer shall pay a further progress payment of *** (***%) based on the price of each Helicopter as defined in Article 1.3 against presentation by the Seller of a Proforma invoice for the corresponding amount.

Balance payment

The Buyer shall pay to the Seller the balance of the Helicopter price, less ***, if any, during the Acceptance phase and prior to the transfer of ownership. Payment shall be executed against presentation by the Seller of:

•	Commercial invoice for the corresponding amount, and

•	Xerox copy of Certificate of Conformity for the helicopters and optional equipment installed therein.

3.2.2.	For the Option Helicopters:

Option Fee

On the 28th day of September, 2011, the Buyer shall pay to the Seller the sum of EUR *** (being EUR*** per Option Helicopter) as an option fee, against presentation by the Seller of a Proforma invoice for the corresponding amounts.

Progress payments

Eighteen (18) months prior to the Initial Delivery Date of each Option Helicopter in respect of which the Buyer has exercised its option, the Buyer shall pay a progress payment of *** percent (***%) of the price of each Option Helicopter as defined in Article 1.3 less the option fee attributable to such aircraft against presentation by the Seller of a Proforma invoice for the corresponding amounts.

Nine (9) months prior to the Delivery Date of each Option Helicopter, the Buyer shall pay a further progress payment of *** percent (***%) of the price of each Option Helicopter as defined in Article 1.3 against presentation by the Seller of a Proforma invoice for the corresponding amount.

Balance payment

The Buyer shall pay to the Seller the balance of the Option Helicopter price, less ***, if any, during the Acceptance phase and prior to the transfer of ownership. Payment shall be executed against presentation by the Seller of

•	Commercial invoice for the corresponding amount, and

•	Xerox copy of Certificate of Conformity for the Option Helicopter and optional equipment installed therein.

3.3.	Reallocation of Payments

The Seller agrees to allocate down payments or progress payments to those Helicopters and Option Helicopters as may be requested from time to time by Buyer in connection with Buyer’s financing of such Helicopters and Option Helicopters, provided that in all cases the aggregate amount of all down payments and progress payments paid by the Buyer shall not be less than the aggregate amount of down payments and progress payments required to be paid hereunder.

3.4.	***

ARTICLE 4 – DELIVERY TERMS

4.1.	GENERAL

The Seller’s and the Buyer’s respective obligations for delivery of the Supplies and Services shall be according to INCOTERM 2010 (ICC issue N ° 715EF).

All Supplies and Services shall be delivered Ex-Works the Seller’s factory in Marignane, France, excluding Training and Technical Assistance, which shall be delivered in accordance with Article 9 and 10.

The Supplies will remain insured by the Seller against all risk of damage and fire up to the time of execution and delivery of the Acceptance Certificate according to Article 7 hereof.

4.2.	RELAYS

4.2.1.	Force Majeure

The Seller shall not be held responsible for failure to perform or delay in performing any of the contractual obligations of this Contract if such failure or delay is due to unforeseeable events beyond its reasonable control, including but not limited to, acts of God, war, insurrection, epidemics, sabotage shortages of labour, other than those resulting from labour disputes, strikes or lock-outs, interruption or delays in transportation, fire, explosion, acts, orders, restrictions or priorities of any Government agency preventing the Seller to perform its obligations under the Contract (each a “Force Majeure” event).

The Seller shall notify the Buyer about the occurrence of any event of Force Majeure within a reasonable time after the commencement thereof, citing this section in said notice. In such a case, the contractual delivery dates shall be extended by any reasonable period of time required for removing the causes of the delay.

If due to governmental action the export to the Buyer of the Helicopters or part of the Option Helicopters or substantial part thereof is not authorized, this situation is recognized expressly by the parties as a case of Force Majeure and the Buyer agrees that it will hold the Seller harmless and will waive any claim for any damage that may result therefrom except for the repayment to the Buyer of any corresponding portion of the Contract Price.

4.2.2.	Delays by the Seller

If the actual Delivery Date for any Helicopter or Option Helicopter occurs after the date agreed by the Parties and a further grace period of thirty (30) days for reasons other than a Force Majeure Event or delay caused by the Buyer, the Seller shall pay to the Buyer as liquidated damages the equivalent to the capital cost, charged at a rate of 12% per annum of all sums already paid per delayed Helicopter or Option Helicopter for the time between the end of the grace period and the actual Delivery Date.

Without prejudice to any other rights of the Buyer under this Contract, the payment of the liquidated damages as stipulated above shall be full and final satisfaction of all claims arising directly or indirectly out of any delays by the Seller.

Should the Seller fail to have the Helicopter or Option Helicopter available for sale to the Buyer within three (3) months of the contracted date agreed by all parties, in addition to the liquidated damages above, the Buyer is entitled to cancel the delivery and to receive a refund of all deposit payments made on the aircraft.

4.3.	CHANGES IN DELIVERY SCHEDULE

For the Helicopters:

The Buyer shall have the right to postpone the Delivery Date of any Helicopter to a maximum of twelve (12) months, provided this is confirmed in writing to the Seller at least eighteen (18) months before the Initial Delivery Date.

In case the Buyer confirms a postponement, the Helicopter price will be revised accordingly, so that price will be that of the year of actual Delivery, according with Article 1.3.2.

If no postponement is requested within the time period above, the Initial Delivery Date as set forth in Annex 2 and configuration of the Helicopter as per Annex 1 will be considered confirmed, and the corresponding progress payments will be due.

For the Option Helicopters:

At the time that each of the options is exercised, notwithstanding the payment of the down payment as per Article 3.2 the Buyer is entitled to postpone by up to three (3) months the Initial Delivery Date of the corresponding Option Helicopter, as set forth in Annex 2. At the Buyer’s request, the Seller shall endeavour its reasonable effort to advance the delivery date by up to three months.

If the option is exercised and no postponement is requested at this time, the Initial Delivery Date will be considered as the one requested by the Buyer.

ARTICLE 5 – SUPPLY MODIFICATIONS

5.1.	MODIFICATIONS INCORPORATED PRIOR TO DELIVERY OF THE SUPPLIES

The Supplies will be manufactured and produced in accordance with the Seller’s current production configuration for the selected helicopter model. Configuration changes may be made at any time by the Seller to conform to regulations of the National Civil Aviation Authority (DGAC or EASA wherever applicable).

Additionally, the Seller may carry out modifications to the Supplies pursuant to new manufacturing or engineering requirements without the consent of the Buyer, as long as such modifications (i) do not affect the helicopter performance, contractual price or delivery time (ii) do not constitute a material change in the configuration of any Supply (including, fit, form, function), and (iii) are specifically described in writing by Seller to Buyer when such change has an impact on the configuration of the Helicopter, Option Helicopter or RFR Helicopter as soon as possible prior to implementing any such modification.

5.2.	MODIFICATIONS DECIDED SUBSEOUENT TO DELIVERY OF THE SUPPLIES

The Seller will notify the Buyer of any modifications that the competent National Civil Aviation Authority has decided to impose on helicopters of the same type. In the event of such modifications, the Seller shall make available to the Buyer, within a reasonable time, at the latter’s request and at the latter’s expense, the parts required to incorporate such modifications in the Helicopter or Option Helicopter previously delivered.

5.3.	CONFIGURATION CHANGES

The Buyer shall have the right before each Delivery Date to modify the configuration of the Helicopters, Option Helicopters or RFR Helicopters by replacing the existing configuration as indicated in Annex 1 by another one to be agreed between the Parties under the following conditions:

•

for configuration changes communicated in writing to the Seller at least eighteen (18) months before the Delivery Date, the Seller shall make such changes provided such changes do not have a significant impact on the production cycle of the of the aircraft. The Seller agrees that the Buyer may make changes consisting of adding up to Three (3) items of optional equipment from the list set out in clause 1.3.5 (excluding the installation for flight in icing conditions) and these will be deemed to be non significant and therefore will not impact the Delivery Date. For other changes, the Buyer acknowledges that the Delivery Date may need to be adjusted by the parties.

•	for configuration changes requested less than eighteen (18) months before the Delivery Date, the Seller will employ its reasonable efforts to accommodate the request.

•	the Helicopter, Option Helicopter or RFR Helicopter price will be modified accordingly as per Article 1.3.3.

The Buyer and the Seller agree to meet as required to prepare a rolling 24 month forecast for optional equipment listed in 1.3.5.

ARTICLE 6 – PRODUCT QUALITY AND AIRWORTHINESS DOCUMENTATION

The Deliverables will be manufactured, produced or delivered in accordance with the quality assurance procedures (the “Quality Assurance Procedures”) of the Seller.

Acknowledgment that the Deliverables have satisfied the Quality Assurance Procedures will be attested by the issuance of the following documents:

For the Helicopter in its standard version and installed optional equipment:

•	a Certificate of Conformity drawn up by the Seller’s Quality Organization to certify compliance with the contractual requirements,

•

an Aircraft Statement of Conformity (EASA Form 52) for helicopters sold to customers of EASA member states signed by the Seller’s authorized certifying staff as per the Seller’s Production Organization Approval. The EASA Form 52 allows the issuance by the National Civil Aviation Authority of the Certificate of Airworthiness for the European countries members of EASA, or

•

a Certificate of Airworthiness for Export, for helicopters sold outside the European Union, issued by the National Civil Aviation Authority upon submission by the Seller to the EASA representative body of the above mentioned original Aircraft Statement of Conformity (EASA Form 52),

•	Upon request by the Buyer, a Certificate of Non-Registration issued by the French Civil Aviation Authority.

For the optional equipment delivered packed and spare parts:

•	A Certificate of Conformity or other equivalent document issued by the Seller’s authorized certifying staff, for standard components,

•	An Authorized Release Certificate (EASA Form 1) issued on behalf of the National Civil Aviation Authority as per the above mentioned Production Organisation Approval, for other certified components.

For miscellaneous parts and tools which are not subject to installation on the Helicopter (if applicable):

•	A Certificate of Conformity issued by the Seller’s authorized certifying staff.

ARTICLE 7 – ACCEPTANCE PROCEDURE

7.1.	GENERAL

Prior to Acceptance of each Helicopter or Option Helicopter, the Seller may perform production flight tests and inspection flights on such helicopter that will not exceed fifty (50) hours. Additional hours may be flown in the event that development and installation of specific equipment is requested by the Buyer.

Upon satisfactory completion of Seller’s Quality Assurance Procedures approved by the French Civil Aviation Authority the Certificate of Conformity will be issued by the Seller’s Quality Department.

As from the date of issuance of the Certificate of Conformity, the Helicopter or Option Helicopter shall be deemed ready for Buyer’s inspection and Acceptance.

Not later than one (1) month prior to the date on which a Helicopter is to be ready for Buyer’s inspection and Acceptance, the Seller will provide the Buyer with a precise schedule, a delivery program and the process for inspection.

Within one (1) week after receipt of this notice, Buyer will send to the Seller the personal information required from the Buyer’s representatives in order to be admitted to Seller’s premises. The information will include name, date and place of birth and passport number.

The Buyer shall accept the Supplies as being in conformity with the contractual specifications where the Supplies conform in all material respects to such specifications. The acceptance shall be acknowledged by the Buyer’s signature of the “Acceptance Certificate”.

The Buyer shall bear its own expenses and cost related to the Acceptance Test, including but not limited to those relating to travel and accommodation of its representatives during this process.

7.2.	ACCEPTANCE FLIGHTS BY THE BUYER

During the Acceptance Test for each Helicopter or Option Helicopter the Buyer may perform free of charge acceptance flights, the combined time of which shall not exceed five flight hours per Helicopter or Option Helicopter.

Acceptance flights will follow the procedures provided by the Seller and shall be carried out under the responsibility of a Seller’s pilot acting as pilot in command.

Acceptance Test procedures shall be completed within a target of three (3) days from commencement per Helicopter, Option Helicopter or RFR Helicopter (the “Acceptance Period”).

7.3.	TRANSFER OF RISK AND TITLE

Upon the signature by the Buyer of the “Certificate of Acceptance”, the Buyer shall provide a copy of a valid insurance policy to the Seller, or reasonable proof of the insurance coverage and all risks will be transferred simultaneously to the Buyer.

Promptly after effective receipt by the Seller of the balance payment as per Article 3.2, the Seller shall present to Buyer a duly executed Bill of Sale and title shall thereupon transfer to the Buyer.

7.4.	BUYER’S DELAYS FOR PAYMENT

If the Buyer fails to make any progress payment on time as described in 3.2 and following a grace period of 30 days after the due date, the Seller shall grant to the Buyer a further remedy period of (1) month during which the Buyer shall be liable to pay to the seller liquidated damages, accruing daily, charged at a rate of 12% pa, on the payment due. If the progress payment is still not received at the end of the remedy period, the value of such progress payment (including the accrued liquidated damages) will be added to the balance price of the next Helicopter to be delivered to the Buyer, and the Seller shall be entitled to withhold delivery of such Helicopter until this overall sum has been received.

If the final payment in respect of a Helicopter, Option Helicopter or RFR Helicopter has not been made on time pursuant to Article 3.2, the Seller shall grant to the Buyer a remedy period not exceeding three (3) months where the Buyer shall pay to the Seller as liquidated damages the equivalent to the capital cost, charged at a rate of 12% per annum, of the balance of the price of the relevant Helicopter. Option Helicopter or RFR Helicopter, calculated from the 31st day after the date the payment was first due until such final payment is received in the Seller’s bank account.

Beyond such remedy period and should the Buyer not have proceeded with the relevant final payment or not have demonstrated its good faith in structuring the payment with the financial market, the Seller shall market at its sole decision the Helicopter, Option Helicopter or RFR Helicopter and retain the down payment until the Helicopter, Option Helicopter or RFR Helicopter is either paid by the Buyer or sold to another party. The Seller shall be entitled to terminate the contract for any such Helicopter, Option Helicopter or RFR Helicopter and retain 15% of the price of same to cover financial, reallocation and reconfiguration costs and shall transfer to other Helicopters, Option Helicopters or RFR Helicopters the balance amount as directed by the Buyer. In the event there are no Helicopters, Option Helicopters or RFR Helicopters remaining to be delivered, the balance shall be wired forthwith to the bank account designated by the Buyer.

7.5.	BUYER’S DELAYS OF ACCEPTANCE

Where the Seller complies with its obligation to provide the Supplies according to the requested Specification, should the Buyer fail to present its team without any prior notice to the Buyer or to comply with the obligations to execute and deliver the Acceptance Certificate, the Seller will promptly notify the Buyer in writing to remedy such failure. All risks related to the Supplies will be deemed to be transferred to the Buyer as of the date of such notice.

After the expiry of fifteen (15) days following receipt by the Buyer of such written notice, if the Buyer has not remedied the aforementioned default, the Buyer shall pay to the Seller as liquidated damages the equivalent to the capital cost, charged at a rate of 12% per annum, of the balance of the price of the relevant helicopter. If the Buyer fails to remedy the situation before seventy five (75) days following receipt of such written notice, the Seller may retain 15% of the price of such Helicopter, Option Helicopter or RFR Helicopter and proceed to Termination of the Contract for said Helicopter, Option Helicopter or RFR Helicopter according to Article 21.2

7.6.	COLLECTION OF SUPPLIES

The Buyer shall take delivery of each Helicopter and Option Helicopter within two (2) weeks after the date of transfer of ownership if they are to be ferry-flown or within one (1) month of the transfer of ownership if they are to be dismantled and conditioned for any form of transportation other than ferry flight.

Such duration shall be extended by the time required to train the pilots for the Buyer’s helicopters used for this training.

If the Buyer fails to take delivery within the abovementioned period of time, any expenses incurred by the Seller for maintenance, storage and insurance shall be paid by the Buyer to the Seller under conditions defined in Annex 8

ARTICLE 8 – WARRANTY

8.1.	The Seller warrants that the Supplies manufactured and delivered under this Contract, excluding the materials mentioned in Article 8.1.6, are free from defects in material and workmanship under normal use and service.

The Seller’s obligation under this warranty is limited to the replacement or repair, at the Seller’s discretion, of allegedly defective Parts, that have been returned to its facility and, at the time of any repair or replacement, have been recognized by the Seller after inspection as defective. To be eligible under this warranty the alleged failure must have occurred within two thousand (2,000) flying hours or twenty four (24) months after Acceptance of the Helicopter or Option Helicopter and optional equipment, whichever expires first.

8.2.	The warranty period on any repaired or replaced Part shall be the warranty period that was remaining on the defective Part. The Parts removed for which the Seller supplies a replacement Part shall become the property of the Seller. The parts provided as replacement Parts shall become the property of the Buyer.

8.3.	As soon as possible but within sixty (60) days of the discovery of any defect, the Buyer shall return the allegedly defective Part or Parts to the Seller. Prior to or concurrently with shipment of any allegedly defective Part or Parts, the Buyer shall furnish the Seller in writing the full details of its claim and the basis thereof.

8.4.	Subject to Articles 8.5 and 8.6, the transportation costs outbound, insurance and customs expenses and other charges, as well as the expenses incurred by the Buyer for the removal, re-installation and adjustment operations with respect to such Parts shall be borne by the Buyer.

8.5.	For the return of Parts for which the benefit of the warranty has been granted by the Seller, the return transportation costs (cm Tremblay, France) shall be borne by the Seller and the inbound transportations costs shall be reasonably reimbursed to the Buyer.

8.6.	The Seller agrees to reimburse the labour cost at *** Euros per labour hour linked with the removal and re-installation and adjustment operations for the Parts for which the benefit of the warranty has been recognized. The total reimbursement cannot exceed *** Euros (Euros ***) per Helicopter or Option Helicopter during the period of twenty four (24) months.

8.7.	The Seller’s warranty shall apply only to the extent the Helicopter, Option Helicopter or RFR Helicopter and the Parts installed therein are operated and maintained in accordance with the instructions contained in the Technical Documentation.

8.8.	Normal wear and tear of components such as, but not limited to, seals, tires, inner tubes, bulbs, packings and similar consumables Parts, as well as Parts whose list price is 50.00 Euros or less, are excluded from this warranty.

8.9.	The turbine engines as well as the radio communication/radio navigation equipment, mission equipment and software incorporated in the Helicopters and Option Helicopters are covered by the warranty granted by the manufacturers of these items, the benefits of which the Seller hereby assigns to the Buyer to the extent such manufacturer’s warranty exists and is assignable. Any further claims against the Seller related to these items shall therefore be excluded. In addition, the Seller will have no liability whatsoever for Buyer furnished equipment.

8.10.	The incorporation by the Buyer in any Helicopter or Option Helicopter of any modification which has not been recommended by or received the prior approval of the Seller shall cause the warranty to cease in respect of such Helicopter or Option Helicopter. Additionally this warranty shall not apply to any Helicopter, Option Helicopter or Part which, without the prior consent of the Seller, has been repaired or altered outside the Seller’s factory or approved repair centre.

The warranty shall cease to apply to any Parts that are put back into service after being removed from a Helicopter or Option Helicopter involved in an accident unless the Buyer can prove that the defect is not the result of the accident.

8.11.	This warranty is granted to the Buyer personally and shall not be assigned by the Buyer without the Seller’s prior written consent, provided however that the Seller shall consent to assign this warranty to a financial institution in connection with any novation of rights under this Contract or any sale leaseback of any Helicopter or Option Helicopter to such financial institution.

8.12.	The warranty terms herein defined reflect the conditions valid at the time of the signature of the Agreement. Any improvement in those terms to occur as a modification of the Seller’s standard warranty terms or as an improvement of the vendors’ warranty conditions to the Seller shall be applicable and or transferable to the Buyer or any person to which Article 8.11 applies.

ARTICLE 9 – TRAINING

The Seller shall provide pilot and technician training according to the conditions specified in this Article 9. The courses are provided free-of-charge in English.

9.1.	GENERAL

The training shall be completed for the pilots no later than the Delivery Date of the last Helicopter or Option Helicopter and for the technicians no later than six (6) months after the Delivery Date of the last Helicopter or Option Helicopter.

The following expenses shall be borne by the Buyer for its personnel:

•	Coverage of ground and in-flight risks incurred by its personnel and risks arising from the civil liability of this same personnel,

•	Travelling expenses from the Buyer’s country to the place of the training and back,

Except for cases of negligence of the Seller, the Buyer shall be responsible for loss and damage to the Buyer’s property, at all times while at the Seller’s facilities.

Personal information required from the Buyer’s representatives in order to be granted access to Seller’s premises shall be forwarded by the Buyer to the Seller at least four (4) weeks prior to their dates of arrival.

The schedule, date and place. for the courses will be mutually agreed upon no later than six (6) months prior to the delivery of the Helicopter. If the Buyer fails to send its personnel at the date agreed upon without informing the Seller within a two (2) month notice, it shall lose the benefit of this training.

The Seller reserves the right to define a set of minimum competency requirements for any pilot to be trained within this Contract and to refuse any pilot not meeting those requirements or to provide additional training and/or professional translation services, at prevailing rates and dates.

In case of training flights conducted by the Seller on the Buyer’s Helicopter at the Seller’s facility, the risks in flight arising from these instruction flights will be covered by the Seller’s insurance.

In case of training flights or on-the-job training conducted by the Seller on the Buyer’s Helicopters at the Buyer’s facility, the Helicopter will be fully insured by Buyer for any loss or damage. The insurance policy will contain a waiver of subrogation in favour of the Seller and its subcontractor. The Buyer shall produce the insurance certificate including this specific provision before the beginning of training.

Third party and passenger liability will be fully insured by the Buyer, and the Seller’s instructor will be included as an additional insured.

9.2.	PILOT TRAINING

The Seller will provide ground training and flight conversion training (type rating) according to the program set up by the Seller’s flight training department in France.

The conversion training will be given to two (2) trainees per purchased helicopter.

Buyer’s trainees will be already proficient multi engine helicopter pilots and fluent in English. This training will be provided for Instrument Flight Rules (IFR) operation when the pilots are already IFR qualified or for Single Pilot VFR operation when the pilots are not IFR qualified. The Single Pilot VFR type rating with Multi Pilot IFR extension training (TR3) for two (2) pilots is approximately four (4) weeks in duration including nineteen (19) hours on simulator (test included) and three (3) flight hours.

Such practical training will be conducted by the Seller in Helisim Marignane or in any of its other EASA approved EC225 flight training devices (Aberdeen, UK for the first years of the contract execution). Place of practical training will be communicated by the Seller according to training means and instructors availability.

According to National Civil Aviation Authorities requirements or simulators’ lack of availability, such training could be performed on the Buyer’s Helicopter. In these cases, flights are always conducted under the responsibility of one of the Seller’s pilots acting as chief pilot.

During the training conversion, The Seller shall take charge of the 0 level maintenance options on the Helicopter.

9.3.	TECHNICIAN TRAINING

The Seller will or procure that the engine manufacturer will provide ground training courses for the Buyer’s confirmed technicians at the Seller’s and engine manufacturer’s training departments in France.

The Seller will provide per delivered Helicopter, Option Helicopter, or RFR Helicopter ground training course for two (2) technicians for up to four (4) weeks airframe course and one (1) week engine course; and one (1) technician for up to our (4) weeks avionics course.

9.4.	TRAINING ENTITLEMENT CREDITS

The Buyer accepts to entirely forego its rights under the training provisions defined here above within clause 9.1, 9.2 and 9.3. In exchange, upon each Helicopter being paid and delivered, the Seller shall grant to the Buyer a credit note in the sum of *** Euros (€***). No credit shall be converted into cash. Such credit note shall only be valid for offset against future invoices issued by the Seller for products or services purchased by the Seller to support its Helicopter (including, but not limited to, training services).

ARTICLE 10 – TECHNICAL ASSISTANCE

To complement the training of its specialists and assist the Buyer during the initial operation period of the Helicopters, the Seller shall detach to the Buyer’s country, at no charge and on a date to be agreed upon, one or more technicians for a cumulated duration, per helicopter purchased of two (2) man months.

At the Buyer’s election, this detachment shall take place either at the moment of the first basic inspection, or at any time chosen by the Buyer, but in any case, at the latest fifteen (15) months after the delivery of the last Helicopter in the agreement, failing which the Buyer will lose the benefit of this service.

The work time of the Seller’s detached personnel shall not exceed forty (40) hours a week. For the detached technicians, only the following expenses shall be borne by the Buyer:

•	the travelling expenses to the country of the Buyer and back; and,

•	the transport expenses within the Buyer’s country when on duty, including the travel expenses from their place of residence to work and back.

It is agreed, that the Buyer may use the technical assistance to which it is entitled hereunder on one or more of the Helicopters, Option Helicopters or RFR Helicopters. In all cases, such planning has to be approved with the Seller Technical Assistance organisation in advance.

No technical assistance entitlement hereunder shall be converted into cash, except that after a period of two (2) years from the date of the Helicopter delivery date, where the Buyer has not taken advantage of this technical assistance service, the Seller shall issue in the Buyer’s favour a credit note for an amount of *** Euros (*** €) for the aforementioned two months. Such credit note will be valid for offset against future invoices issued by the Seller for products and services purchased by the Buyer or its affiliates from Seller or its affiliates.

ARTICLE 11 – TECHNICAL DOCUMENTATION

11.1.	The Seller shall provide per delivered Helicopter, Option Helicopter and RFR Helicopter the following technical publications in English:

•	one copy of interactive electronic support (DVD ROM) with the documentation necessary for the maintenance of the helicopter and for the identification of parts for operation and routine servicing,

•	one hard copy of :

•	The Flight Manual (1 copy)

•	A set of Service Bulletins (1 set)

•	The Master Servicing Recommendation Manual (1 copy)

•	access to Technical Information Publication on Internet (T.I.P.I.) for :

•	The Service Bulletins and their subsequent updates;

•	The Master Servicing Manual.

The Flight Manual and the Master Servicing Recommendation Manual shall be consistent with the helicopter definition after the completion made by the Buyer as per Annex 1.

This documentation will be initially provided at the latest available revision level. Customization of the documentation due to new equipment or installations specific to the Buyer will be provided for maintenance documentation within four (4) months after delivery of the first Helicopter and for identification documents not later than twelve (12) months after same delivery date.

DVD ROM updates of the provided documentation (Flight Manual, the Master Servicing Manual and the Services Bulletins) will be supplied free of charge by the Supplier as long as the helicopter is in operation. The Master Servicing Manual and the Service Bulletins will be updated on T.I.P.I. on a regular basis.

The Buyer undertakes to notify the Seller of any change either in the Buyer’s address or in the owner’s name if the helicopter has been sold in the meantime.

11.2.	One set of engine documentation on hard copy format per helicopter will be delivered as follows:

•	Engine Maintenance Manual

•	Engine Illustrated spare parts and tools lists

•	Engine Service Bulletins

ARTICLE 12 – INTELLECTUAL PROPERTY

The Seller retains all rights in respect of developments, inventions, production procedures and any intellectual property rights relating to the subject of the Contract. Copying and/or reproducing the Seller’s Supplies (including software) or publications, either wholly or partially, without the Seller’s express approval is not permitted.

Nothing in this Contract shall be construed as a legal transfer of any patent, utility or design model, copyright, trademark or other intellectual property right.

The Seller will defend the Buyer against any claim that any of the Deliverables sold or otherwise furnished by the Seller to the Buyer under this Contract infringes a patent or copyright in any jurisdiction where the Seller obtains an export license for such Deliverables. The Seller will pay all costs, damages and legal fees that a court finally awards as a result of such a claim, provided that the Buyer gives the Seller prompt written notice of the claim, cooperates fully with the Seller in its defence, and gives the Seller sole authority to control the case and any related settlement negotiations. The Seller will not be responsible for any settlement or payment made without its prior consent.

If in the Seller’s opinion any of the Deliverables are likely to become the subject of a claim pursuant to Article 12.3, the Buyer will permit the Seller, at the Seller’s option and expense, to either secure for the Buyer the right to continue using the Deliverables or replace or modify the Deliverables so that it becomes non-infringing without materially affecting the performance or specifications of the Deliverables or the Buyer’s ability to use them. If neither of these alternatives is available on terms acceptable to the Seller, then the Buyer will return such Deliverables to the Seller, at its request, and the Seller will refund the purchase price for such Deliverables to the Buyer.

The Seller will not be obligated to the Buyer under this Article 12 for any claim which is based upon:

(a)	any alteration, modification or repair of the Deliverables made by a person other than the Seller, without the Seller’s prior consent;

(b)	any non-compliance by the Buyer or any other person with the Seller’s Technical Documentation or any other designs, specifications or instruction provided by the Seller to the Buyer; or

(c)	any use or operation of the Deliverables with other products or equipment not manufactured or supplied by the Seller, unless authorized by the Seller.

ARTICLE 13 – APPLICABLE LAW AND ARBITRATION

This Contract shall be governed and interpreted in accordance with French Law.

The Seller and the Buyer shall take all measures to settle any dispute that may arise out of or in connection with this Contract by way of negotiation. Either the Buyer or the Seller may request for such negotiation by written notice to the other.

In the event the Buyer and the Seller fail to resolve the dispute, within a period of three (3) months, either of them may refer such dispute to arbitration. Such period shall commence from the date of notification of the dispute, by registered letter with recorded delivery, addressed by either Party to the other.

All unresolved disputes should be finally resolved in accordance with the arbitration rules of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules, unless the Parties agree on the appointment of a sole arbitrator.

The arbitration shall take place in Paris, France. The language of the arbitration shall be English. Only the English language shall be used by the Parties to settle any dispute arising here from. Any Party submitting evidence of any kind in another language shall bear the cost of translation or interpretation of such evidence into the English language.

It is expressly agreed that the arbitration award shall be final and binding upon the Parties.

The occurrence of any dispute shall not entitle the Parties to suspend performance of the Contract.

ARTICLE 14 – CONTRACTUAL LIABILITY

The purchase of the Supplies by the Buyer is performed within the framework of its professional activities and the Buyer hereby expressly agrees to the limitations of liability as defined in this Contract.

Notwithstanding anything else to the contrary in this Contract or in non-mandatory/dispositive laws, neither the Seller nor the Buyer shall be liable for indirect or consequential damages and/or losses.

The Parties obligations liabilities, rights and remedies as set forth in this Contract are exclusive and are in replacement of any and all other remedies under any law or otherwise.

The Seller’s liabilities under this Contract for, based on, or by way of any liquidated damages, damage(s), penalties, compensation(s), retention(s) of payment(s), any interest(s) thereon where applicable, shall in no event exceed in total 50% of the Contract Price.

The Seller’s product liability shall however be limited to the amounts actually recovered from Seller’s insurance.

ARTICLE 15 – MISCELLANEOUS

15.1.	ENTIRETY OF THE CONTRACT AND AMENDMENTS

These terms and conditions along with the specific conditions explicitly contained and accepted in this Contract including Annexes constitute the entire agreement between the Seller and the Buyer. They supersede all previous communications or agreements, either oral or written, between the Seller and the Buyer with respect to the object of the Contract. Any amendment of the Contract will only be valid if it is agreed in writing by the Parties.

15.2.	CONFIDENTIALITY

The Parties shall at all times keep confidential, treat as privileged, and not directly or indirectly make or allow any disclosure of, or use of, any provision of this Contract or any information relating to any provision or subject matter of this Contract, or any information directly or indirectly obtained from another party under or in connection with this Contract, except to the extent:

•	required by law or the order of a court of competent jurisdiction, or

•	required by the Buyer to obtain financing of the Supplies, or

•	required for the purpose of conducting the arbitration proceedings hereunder, or

•	it is shared with the Parties’ affiliated companies, or

•	that the Parties otherwise agree in writing.

15.3.	LANGUAGE

This Contract with its Preamble, Articles and Annexes shall be in English. All correspondence between the Parties shall be in English.

15.4.	ASSIGNMENT

Neither Party shall be entitled to directly or indirectly assign, transfer, mortgage, charge, pledge or otherwise dispose of any rights or interests in, or any of its obligations or liabilities under, or in connection with, or arising out of, this Contract, except with the prior written consent of the other Party, which consent may not be unreasonably withheld. Notwithstanding anything to the contrary, the Seller and Buyer shall be entitled to directly or indirectly (including due to, or by way of, a change of control) assign, transfer, mortgage, charge, pledge or otherwise dispose of (including by way of sub-contract, amalgamation or merger) any rights or interests in, or any of its obligations or liabilities under, or in connection with, or arising out of, this Contract, to its parent companies or any of their directly or indirectly controlling, controlled or participated companies.

Further, Buyer may novate or assign, by way of security or otherwise, all or any part of its rights and obligations hereunder to one or more financial institutions in connection with it’s financing of the Supplies (a “Financier Disposal”).

Any expenses incurred in relation to a Financier Disposal (including, without limitation, legal expenses for which the Seller is responsible if any), will be borne by the Buyer.

The Buyer agrees to co-operate with the Seller in the event that the Seller wishes to sell or assign or novate all its rights and obligations under Article 18.1 to any third party (a “Seller Disposal”).

Any expenses incurred in relation to a Seller Disposal (including, without limitation, legal expenses for which the Seller is responsible if any), will be borne by the Seller.

Further if any assignment, transfer, etc. by Seller will have the effect of increasing any cost of Buyer ***, such assignment, transfer, etc. may only be effected if Seller indemnifies Buyer against such increased costs.

15.5.	NOTICES AND CORRE$POOKNCE

All notices and correspondence between the Parties under this Contract will be provided in accordance with Annex 3.

15.6.	GRADUATION. MARKINGS, PAIKESCUME

Graduation, markings and paint scheme shall be as described in Annex 4 and the detailed Configuration Document in Annex 1.

15.7.	***

ARTICLE 16 – ENTRY INTO FORCE

All terms and conditions stipulated herein have been duly noted and approved by both parties. This Contract shall enter into force upon:

•	signature of the Contract by both Parties,

•	receipt by the Seller of the initial down-payment of EUR*** as per Article 3.2, and

•	approval by the Buyer’s board of directors.

In the event that any of the conditions precedent in the immediately preceding paragraph are not fulfilled by September 28th , 2011 this Contract shall not come into force and shall be null and void and of no effect.

ARTICLE 17 – ***

ARTICLE 18 – SPECIAL CONDITIONS

18.1.	***

18.2.	***

18.3.	***

18.4.	***

18.5.	***

18.6.	***

18.7.	***

18.8.	***

ARTICLE 19 – TAX AND DUTIES

The Buyer shall be liable for and shall pay all transfer taxes, sales taxes, and all other taxes, duties or other like charges properly payable in connection with the conveyance and transfer of the Deliverables by the Seller to the Buyer. Therefore, the Buyer shall ensure that the sums received by the Seller for the sale of the Helicopters shall be equal to the full amounts expressed to be due, without deduction or withholding on account of and free from any and all taxes. If the Seller is compelled by law to make any such deduction or withholding, the Buyer shall pay such additional amounts as may be necessary in order that the net amount received by the Seller after such deduction or withholding shall equal the amounts which would have been received in the absence of such deduction or withholding.

Notwithstanding the taxes paid by the Buyer as above mentioned, the Seller shall be liable for and shall pay income, capital gains or similar taxes in connection with the conveyance and transfer of the Deliverables by the Seller to the Buyer in France.

The Seller will ensure that all reasonable efforts are undertaken to exempt or zero rate for value added tax (or any similar tax, duty or charge) purposes the Deliverables under this contract.

The Seller shall, acting reasonably, cooperate with the Buyer to mitigate any tax costs payable by the Buyer.

ARTICLE 20 – REPRESENTATWNS AND WARRANTIWOF THE BUYER

The Buyer is a company duly incorporated or continued, organized and validly existing under the laws of Ireland.

The Buyer has all necessary corporate power, authority and capacity to enter into this Contract and to perform its obligations; the execution and delivery of this Contract and the consummation of the transactions contemplated have been duly authorized by all necessary corporate action on the part of the Buyer.

This Contract constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with the terms of this Contract, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

The Buyer is not a party to, bound or affected by or subject to any liquidation, bankruptcy, indenture, mortgage, lease, agreement, instrument, charter or by-law provision, order, judgment or decree which would be violated, contravened or breached by the execution and delivery by it of this Contract or the performance by it of any of the terms. The Buyer undertakes to inform immediately the Seller of any changes in its situation relating to these aforementioned items.

ARTICLE 21 – REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller is an entity duly incorporated or continued, organized and validly existing under the laws of France.

The Seller has all necessary corporate power, authority and capacity to enter into this Contract and to perform its obligations; the execution and delivery of this Contract and the consummation of the transactions contemplated have been duly authorized by all necessary corporate action on the part of the Seller.

This Contract constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with the terms of this Contract, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

The Seller is not a party to, bound or affected by or subject to any liquidation, bankruptcy, indenture, mortgage, lease, agreement, instrument, charter or by-law provision, order, judgment or decree which would be violated, contravened or breached by the execution and delivery by it of this Contract or the performance by it of any of the terms. The Seller undertakes to inform immediately the Buyer of any changes in its situation relating to these aforementioned items.

ARTICLE 22 – TERMINATION

22.1.	WALK-AWAY

Starting from Helicopter n° 11, and to the extent that helicopter prices have not been re-denominated in US Dollars according to Article 16 above, if the average of the daily fixing EUR/USD exchange rate published by the European Central Bank in the six (6) months preceding the date which is 19 months prior to the Delivery Date of each Helicopter, Option Helicopter or RFR Helicopter exceeds ***, the Parties agree to meet and further discuss the competitiveness of the EC225 in the new context. In such context if no agreement is met and as a last recourse the Buyer will have the right to terminate any Helicopter, Option Helicopter or RFR Helicopter in relation to which the aforementioned circumstances apply.

22.2.	TERMINATION BY DEFAULT OF THE BUYER

Should the Buyer fail (i) to pay the final balance due in respect of a Helicopter, Option Helicopter or RFR Helicopter after the remedy period provided in Article 7.4 (ie. 3 months from payment being due), or (ii) to accept a Helicopter, Option Helicopter or RFR Helicopter after the remedy period provided in Article 7.5 (ie. 75 days from default notice) , the Parties agree that Seller shall be entitled to terminate that part of this Contract related to the unpaid or unaccepted Helicopter, Option Helicopter or RFR Helicopter.

Should any such default occur more than twice, the Seller may terminate the whole Contract in its sole discretion. In such case, any payments made under the Contract shall be retained by the Seller unless specified differently in the previous articles. •

This Contract with its Preamble, twenty two (22) Articles and its Annexes 1, 2, 3, 4, 5, 6, and 7 is made in two original copies in the English language, for each Party to hold one. The English text of this Contract shall be valid and binding upon the Parties hereto.

This Contract cancels and supersedes all prior representations, negotiations and commitment whether oral or written, and shall be considered as the entire Contract between the PARTIES with respect to its scope and there shall be no terms, obligations, covenants, representations, warranties, statement or conditions other than those contained herein

In witness whereof, the Parties duly authorized have hereunder set their respective hands and seals on the date first before set out herein.

Signed	for and on behalf of the Buyer

William J. Amelio
CEO CHC Helicopter
Authorized Signatory

Signed	for and on behalf of the Seller

Dr. Lutz Bertling
CEO Eurocopter
Authorized Signatory

ANNEX 1

HELICOPTER CONFIGURATION

	Reference	Designation
1.1	00-10029-00-CI	EC 225 Baseline Aircraft (225 10.100.01 E)

1.2	“EC225 Crew Change” package including:

Space provisions and common basic wirings for the following SAR optional equipments:
• dual FMS and dual GPS installation with centralized radio management by FMS
• hoistman console with joystick (hover trim)
• second radar altimeter
• Vertical light for hoisting and sling operation surveillance

General Items of Equipment

	05-02012-00-CI	Instrument panel and cockpit painted in black
	05-03006-00-CI	First aid kit - JAR OPS 3 compatible
	05-35005-00-CI	Crashworthy Floor
	05-39026-00-CI	Enlarged footstep cabin on both sides
	05-39002-00-CI	Illuminated Map Holder - JAR OPS 3 compatible
	05-50003-00-CI	Kit for flight in limited icing conditions
	05-51001-00-CI	De-iced cockpit center pane with wiper
	05-51006-00-CI	Goodrich Icing severity indicator (ex-Rosemount)
	05-65000-00-CI	Hydro electric group
	05-81031-00-CI	Energy Absorbing central auxiliary fuel tank 318 I (84 US gal)
	05-82005-00-CI	Pressure refuelling on the ground

Specific Mission Equipment

	06-21015-00-CI	Goodrich 28V electrical hoist (290ft, 6001b) - Fixed parts
	06-26006-00-CI	External mirrors (recommended for sling) - Fixed parts
	06-27013-00-CI	Cargo sling with dynamometer 3,8 Tons - Fixed parts
	06-41003-00-CI	Hella anticollision strobe light system (instead of standard one)
	06-41004-00-CI	JPC Anti collision light (belly mounted)
	06-42012-00-CI	Fixed lights in the sponsons
	06-60004-00-CI	2 Life rafts - 18 to 27 pax - in the multipurpose sponsons with jettison control in cockpit
	06-61011-00-CI	Emergency floatation gear with automatic firing
	06-65008-00-CI	3rd hand held fire extinguisher - JAR OPS 3 compatible
	06-65010-00-CI	2 Flashlights - JAR OPS 3 compatible
	06-66004-00-CI	Helicopter Emergency Egress Lighting (HEEL)
	06-67023-00-CI	HR Smith series 503 ADELT linked to GPS signal

Interior layout

	07-10009-00-FP	3rd crew man seat - Fixed parts
	07-15009-00-CI	Pilot and copilot crashworthy seats
	07-27002-00-CI	19 crashworthy seat installation
	07-30007-00-CI	Comfort upholstery with improved sound-proofing
	07-60016-00-CI	Luggage compartment in the intermediate structure

Avionics

	08-00016-04-CI	Civil Use minimum equipment (IFR dual pilot)
	08-12039-00-CI	Collins - Praline 21— VHF/AM #1
	08-12039-01-CI	Collins - Proline 21— VHF/AM #2
	08-16023-00-CI	NAT DACS IS - Basic set 3 control panels in cockpit
	08-22007-00-CI	Collins - TDR 94 D-008 (S mode) Transponder
	08-25026-00-CI	Collins - Proline 21— DME
	08-26008-00-CI	Collins - Proline 21— VOR/ILS/MKR/ADF #1
	08-26008-01-CI	Collins - Proline 21 — VOR/ILS/MKR #2
	08-12025-00-CI	NAT - NPX138 VHF/FM-H
	08-16026-00-CI	NAT DACS ICS - Complementary set : 4th control panel
	08-17049-00-CI	NAT - Passenger Address
	08-22007-02-CI	Collins - TDR94D - 409 instead of Collins - TDR94D — 008
	08-27008-00-CI	Chelton System 7 - (121,5) VHF/FM Marine dual frequency homer
	08-31039-00-CI	Telephonics 1600 Weather Radar, displayed on AHCAS
	08-35015-00-CI	EGPWS - HONEYWELL - MOM integrated to AHCAS
	08-35050-00-CI	TCAS II - COLLINS - TTR 4000 integrated to AHCAS and coupled to AFCS
	08-41016-00-CI	Canadian Marconi - CMA5024 - GPS receiver
	08-44040-00-CI	Canadian Marconi - CMA9000 - Flight Management System
	08-83004-01-CI	M’ARMS Health & Usage Monitoring System (HUMS) with HOMP & Allied Combi-lite CVFDR

1.3	Additional optional equipment

	05-42021-00-FP	Air conditioning system — Fixed Parts (for cockpit and cabin)
	05-42021-00-RP1	Air conditioning system - Removable Parts 1 (cabin power unit)
	05-81004-00-FP	Additional Energy Absorbing pod fuel tanks - Fixed parts
	05-82005-01-CI	Pressure refuelling on the ground (air conditioning compatible)
	06-64002-00-CI	Sea anchor
	06-67026-01-FP	Serpe - IESM Kannad 406 AP - Emergency Locator Transmitter connected to GPS instead of Serpe - IESM Kannad 406 AP — ELT
	07-60009-00-FP	Luggage compartment in pod - Fixed parts
	08-15529-00-CI	SKYTRACK SATCOM

The empty weight of each Helicopter or Option Helicopter delivered with the configuration contracted and described above, will be of a maximum targeted weight of 6660 kg (the “Maximum Targeted Weight”). Modifications to the Helicopters or Option Helicopters in accordance with clauses 5.1 and 5.3 may increase the weight and in the event of any such modifications the Parties shall agree on the new weight.

In the event that the actual empty weight of a delivered Helicopter or Option Helicopter is above the Maximum Targeted Weight but below 6730kg (i.e., roughly 1% above the Maximum Targeted Weight), the Seller will employ its best efforts to propose a weight reduction solution (such as but not limited to equipment trade off, pre-wiring or capabilities removal) within 6 months after the delivery to the Buyer. Such weight discrepancy will not constitute a valid ground for refusing to accept a Helicopter or Option Helicopter.

In the event that the actual empty weight of a delivered Helicopter or Option Helicopter is above 6730kg, the Seller will employ its best efforts to find a solution within 6 months after the initial delivery date. Such weight discrepancy will constitute a valid ground for refusing to accept a Helicopter or Option Helicopter so long as no solution is found by the Seller to bring the actual empty weight at or below the Maximum Targeted Weight.

The above weight guarantee does not apply to RFR helicopters or other helicopters allocated following a specific request.

A detailed specification document will be provided to the buyer 15 months before the delivery date of each Helicopter, Option Helicopter and RFR Helicopter. This document will contain information such as: pedestal layout, softwares’ version of major systems, interior views and sitting layout, graduation, marking and paint scheme.

ANNEX 2

DELIVERIES

HELICOPTERS

Deliveries are ex-works Marignane, Eurocopter factory.

Rank in this Contract	Eurocopter code name	Delivery Date
1st EC225	HLO 25	End February 2012
2nd EC225	HLO 26	End March 2012
3rd EC225	HLO 29	End September 2012
4th EC225	HLO 30	End December 2012
5th EC225	HLO 31	End May 2013
6th EC225	HLO 32	End July 2013
7th EC225	HLO 33	End October 2013
8th EC225	HLO 34	End December 2013
9th EC225	HLO 35	End February 2014
10th EC225	HLO 36	End April 2014
11th EC225	HLO 37	End July 2014
12th EC225	HLO 38	End October 2014
13th EC225	HLO 39	End December 2014
14th EC225	HLO 40	End February 2015
15th EC225	HLO 41	End May 2015
16th EC225	HLO 42	End July 2015
17th EC225	HLO 43	End October 2015
18th EC225	HLO 44	End December 2015
19th EC225	HLO 45	End February 2016
20th EC225	HLO 46	End May 2016

OPTION HELICOPTERS:

Rank in this Contract	Eurocopter code name	Delivery Date
	HLO Option 1	End November 2013
	HLO Option 2	End December 2013
	HLO Option 3	End March 2014
	HLO Option 4	End March 2015

ANNEX3

NOTICES and CORRESPONDENCE

Any notice provided for in this Contract to be given by either Party to the other hereunder shall be in writing and shall be delivered by hand, registered mail, return receipt required, or by national courier service or by facsimile transmission to the following address:

The address, facsimile and telephone numbers of the Parties are those set out below or such other address, facsimile and telephone numbers as may be notified by one party to the other in writing:

If to Seller:

Eurocopter S.A.S.

Aeroport International Marseille-Provence,

13725 Marignane Cedex,

France,

Tel : + 33 442 85 5626

Fax : + 33 442 85 8300

Attn: Mr.VIGNEAU Alain

Title: Regional Sales Manager

If to Buyer:

CHC Leasing (Ireland) Limited

c/o Heli-One Canada Inc.

4740 Agar Drive,

Richmond, British Columbia V7B 1A3,

Canada

Tel: + 1 604 276 7500

Fax: + 1 604 232 8341

Attn: Jeff Scotland

Title: Vice President, Fleet

All notices shall be deemed to be delivered:

a)	if delivered by hand, on the day of delivery;

b)	if sent by facsimile, on the next business day after the date of sending; or

c)	if sent by courier or registered mail, upon receipt by the applicable Party.

ANNEX 4

MARKINGS

GRADUATION OF THE INSTRUMENTS, MARKINGS AND EXTERIOR FINISH

4.1. Graduation of Instruments

The flight instruments shall be graduated as follows:

•	airspeed indicator : Knots

•	altimeter : Feet

•	rate-of-climb : Feet/mn

•	hydraulic pressure : Bars

•	fuel gauges : Kg

•	fuel tanks capacity : Litres

•	Temperatures : °C

•	Weight and centre of gravity : Kg & m

4.1.2 Markings and Exterior Finish and Interior Upholstery

Based on a sample provided timely by the Seller, not later than one (1) month after signature of the Contract, the Buyer shall provide detailed instructions for the external paint scheme, national emblems, identification or registration within two (2) months after signature of the Contract.

The markings shall be in English language.

ANNEX 5

CERTIFICATE OF CONFORMITY

eurocopter an EMS Company Etablissement de Marignane 13725 Marignane Cedex — France Certified under ISO 9001, EN 9100 and AQAP 2110	Réference du certificat: Certificate reference number

Certificat de conformité Certificate of conformity

Fourniture : Fourniture Appareil/Aircraft type : N° de serie/serial N° :

Nous declarons que la fourniture citee est conforme aux exigences du contrat et que, apres verifications et essais, elle repond en tous points, aux exigences specifiees, aux normes et reglements applicable (navigabilite comprise), sauf exceptions, reserves ou derogations enumerees dans le present certificat de conformite.

We hereby certify that the above mentioned supply complies with the contract requirements and that after completion of inspections and tests, it fully meets the specifications and applicable standards and regulations (including Airworthiness), except for the deviations, limitations and concessions listed thereunder.

Marche N° : Contract N°	Date du marche : Contract date

Exceptions, reserves ou derogations : Deviations, limitations or concessions

ANNEX 6

***

ANNEX 7

***

ANNEX 8

STORAGE CONDITIONS

The storage fees at Seller’s facilities in Marignane shall be *** Euros (EUR ***) per aircraft and per month and includes:

•	insurance fees

•	line maintenance of the helicopter, including engines

•	storage fees